Exhibit 5.1

April 25, 2012

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary to Teledyne Technologies Incorporated (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 2,627,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which are to be issued from time to time under the Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan (the “Plan”) to certain employees of the Company and its affiliates and certain non-employees who render significant services to the Company and its affiliates.

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan and when the Company receives consideration therefor in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Melanie S. Cibik

Melanie S. Cibik,

Vice President, Associate General Counsel and

Assistant Secretary